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                                                                Exhibit 10.22



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this _____ day of February, 1998, by and between EPL Technologies, Inc., a Colorado corporation (hereinafter called "Company"), and Bruce M. Crowell, an individual (hereinafter called "Employee").

                              W I T N E S S E T H:

         WHEREAS, Company wishes to employ Employee and Employee wishes to enter into the employ of Company on the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

         1. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.

         2. Office and Duties.

            (a) Employee shall serve Company generally as Vice President and Chief Financial Officer, reporting to the Company's Chief Executive Officer, and shall have such authority and such responsibilities as are consistent with the position of Vice President and Chief Financial Officer and as Company reasonably may determine from time to time. Employee shall perform any other executive and/or managerial duties reasonably required by Company and, if requested by Company, shall serve as an officer or director of Company without additional compensation.

            (b) Throughout the term of this Agreement, Employee shall devote substantially his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Company; provided, however, that Employee may engage in such other business activity as is set forth in Exhibit A attached hereto; provided, further, that such activity set forth on Exhibit A, in the aggregate, does not, in the reasonable judgment of Company, interfere with Employee's duties at the Company, or compete with any aspect of the Company's business.

         3. Term. This Agreement shall commence as of 8:30 a.m. on February 16, 1998 and shall continue for a term of
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two years, ending on February 16, 2000 (the "Initial Term"); provided that (a)
this Agreement shall terminate prior to such date upon Employee's resignation, death or disability, and (b) this Agreement may be terminated by Company at any time prior to such date for Cause (as hereinafter defined). During the Initial Term of this Agreement or any "Renewal Term" (as defined below) of this Agreement, Employee may resign, or Company may terminate Employee without Cause, in either case by giving the other party four (4) weeks' written notice. If Employee resigns during the Initial Term, no bonus (pursuant to Section 4(b)) shall be earned after the date of resignation and any bonus earned or accrued but unpaid at the date of resignation shall be forfeited unless Employee shall continue to serve Company as described in subparagraphs 2(a) and 2(b) during the entire notice period, or for such shorter period of time as may be determined by Company in its sole discretion. Unless either party elects to terminate this Agreement at the end of the Initial Term by giving the other party written notice of such election at least sixty (60) days before the expiration of the Initial Term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year (a "Renewal Term") commencing on the day after the expiration of the Initial Term. Unless either party elects to terminate this Agreement at the end of any Renewal Term by giving the other party notice of such election at least sixty (60) days before the expiration of the Renewal Term, this Agreement shall be deemed to have been renewed for an additional Renewal Term commencing on the day after the expiration of the then current Renewal Term. If Company terminates Employee without Cause or the Initial Term or any Renewal Term expires without being renewed, upon and after the date on which such termination or expiration occurs (the "Payment Continuation Date"), the Employee shall continue to receive, until the first anniversary of the Payment Continuation Date (the "Payment Period") the sum of (A) his Base Salary plus (B) the bonus, if any, received by the Employee in the twelve months preceding the Payment Continuation Date, such sum of (A) and (B) to be payable in approximately equal installments in accordance with the Company's regular payroll practices, from time to time, but not less frequently than monthly. During the Payment Period, the provisions of subparagraph 4(c) shall continue to apply as though this Agreement had not terminated. In addition, during the Payment Period, the Employee shall receive, at Company expense, outplacement services comparable to those provided to executives similarly situated as Employee ("Outplacement Services").

         4. Compensation.

            (a) For all of the service rendered by Employee to Company, Employee shall receive an annual base salary of One Hundred Eighty Thousand Dollars ($180,000) for the Initial Term, payable in installments in accordance with Company's regular


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payroll practices in effect from time to time, but not less frequently than monthly. On an annual basis during the Initial Term and any Renewal Term, Company's Board of Directors shall review Employee's performance under this Agreement for the purpose of considering a raise in his then current Base Salary. The Board of Directors may award such a raise, in any amount, or no raise whatsoever, in its sole discretion.

            (b) In addition to Employee's Base Salary, Employee shall be entitled to certain bonuses based on an annual target equivalent to 35% of the Base Salary, obtainable only based on achievement of objectives and criteria to be agreed between the Employee and the Company's Chief Executive Officer within 90 days of the date of this Agreement and then attached to this Agreement as Exhibit B. Employee may be entitled to additional future bonuses if, as, and only to the extent, agreed and determined by Company's Board of Directors, in its sole discretion.

            (c) Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any medical, dental, life, accident, short-term and long-term disability insurance or sick leave plans or programs or any bonus, stock option or incentive compensation plans made available to other similarly situated employees of Company.

            (d) Employee shall be entitled to fifteen (15) days paid vacation annually during each year ended December 31 (pro rated for any period less than 12 months and earned at a rate of 1.25 days per month of service) in addition to all national holidays on which the principal executive offices of Company are closed. In addition, Employee shall receive fifteen days vacation time for calendar year 1998, vested upon execution of this Agreement. Unless otherwise approved in advance in writing by the Chief Executive Officer, Employee may not carryover any accrued but unused vacation days from any year in the Initial Term or any Renewal Term into succeeding years of the term of this Agreement. Upon termination of Employee's employment other than for Cause, Employee shall be entitled to payment for any accrued but unused vacation days (not forfeited by the other provisions of this Paragraph) at a rate equal to the amount of Employee's Base Salary as then in effect, divided by 260, and multiplied by the number of applicable accrued and unused days.

            (e) Employee shall be reimbursed promptly after incurring and providing reasonable documentation of the following expenses relating to the relocation of Employee and his family from Farmington, Connecticut to the Philadelphia metropolitan


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area (collectively, "Relocation Expenses"); provided, however, that the aggregate of all Relocation Expenses shall not exceed One Hundred Thousand Dollars ($100,000):

                  i) Packing and moving of Employee's household goods from Farmington, Connecticut to the Philadelphia metropolitan area by a professional moving company of Employee's choice;

                  ii) Selling expenses arising from the sale of Employee's current home, including real estate broker's commission up to a maximum of 6% of the home's selling price;

                  iii) Reasonable temporary accommodations for Employee in the Philadelphia area for up to a total of 120 days of accommodation expense, pending sale of his current home and relocation of his household, and round trip transportation expenses between such accommodations and his current home on weekends during this period;

                  iv) Reasonable transportation, lodging and meal expenses for two house-hunting trips in the Philadelphia area for Employee together with his spouse; and

                  v) Closing costs for the purchase of a new home in the Philadelphia area, including reimbursement of customary mortgage "points," to a maximum of two points.

                           (f) Promptly after the Employee submits to the Company calculations showing the aggregate federal and state taxes payable by Employee attributable to Employee's receipt of the amount of Relocation Expenses reimbursed ("Reimbursement Tax Liability"), which calculations shall be based upon the tax rates applicable to amounts paid in excess of Employee's base salary payable under Paragraph 4(a), the Company shall pay to Employee an amount (the "Gross-Up Amount") equal to the Reimbursement Tax Liability, plus an additional amount equal to the tax liability attributable to the Gross-Up Amount, calculated on a basis comparable to the calculation of the Reimbursement Tax Liability.

                  5. Expenses. Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of itemized accounts of such expenditures and in accordance with Company's regular reimbursement procedures and practices in effect from time to time.


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         6. Grant of Options.

            (a) Employee is hereby granted share options ("Options") to receive 200,000 shares of the common stock ("Common Stock") of the Company at an exercise price equal to the closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of this Agreement, vesting immediately, exercisable for a term of not less than five years, and subject to and otherwise containing other terms and conditions set forth in the option document evidencing the Options, delivered contemporaneously with the execution of this Agreement and in accordance with the Company's 1994 Stock Incentive Plan (the "Plan").

            (b) Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Options or shares of Common Stock pursuant to the grant or exercise of any Option, Company shall have the right to (i) require Employee to remit to the Company or to withhold from Employee directly, amounts sufficient to satisfy any federal, state and/or local withholding tax requirements, prior to the delivery or transfer of any certificates for such Options or shares of Common Stock, or (ii) take whatever action it deems necessary to protect its interest with respect to such tax liabilities.

            (c) Terms of Option Exercise. Each Option granted under subparagraph 6(a) above shall contain such other terms and conditions as are permitted under the terms of the Plan or any then applicable stock option plan of the Company as the committee or the Board of Directors administering any such plan may elect, in its sole discretion, except to the extent necessary to preserve the status of any option granted as an incentive stock option to continue to qualify as an incentive stock option under Section 422 of the Internal Revenue Code.

            (d) Mechanics of Exercise. When exercisable, any Option granted hereunder may be exercised by written notice to the Company specifying the number of shares to be issued upon exercise of the option (the "Option Shares") and, to the extent such Option Shares are not then covered by an effective registration statement under the Securities Act of 1933, as amended, on Form S-8, Form S-3 or otherwise, containing the Employee's acknowledgment, in form and substance satisfactory to the Company, that the Employee (i) is purchasing such Option Shares for investment and not for distribution or resale and (ii) has been advised and understands that such Option Shares may not be transferred without compliance with all applicable federal or state securities laws.

         7. Disability. If, because of a disability, Employee cannot perform the essential functions of his job (as described


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in this Agreement), with or without reasonable accommodation, the Company, during the period of such disability, will continue the payment of Employee's Base Salary at its then current rate for such period of disability up to a maximum of thirteen (13) weeks following the date Employee is first unable to perform his duties due to such disability. If, as a result of such disability, Employee is unable to perform his duties for a period of thirteen (13) consecutive weeks or for a cumulative period of twenty-six (26) weeks during any twelve-month period, Company may terminate this Agreement and Company shall have no further obligations or liabilities hereunder after the date of such termination, other than as set forth in Paragraph 11 below.

         8. Death. If Employee dies, all payments hereunder shall cease at the end of the month in which Employee's death shall occur and Company shall have no further obligations or liabilities hereunder to Employee's estate or legal representative or otherwise, other than as set forth in Paragraph 11 below.

         9. Change of Control.

            (a) Upon any "Change of Control," the Company or Employee may terminate the Employee's employment on four (4) weeks prior written notice, and in such event Company shall pay Employee his then applicable annual Base Salary, in monthly installments, for a period of twenty four (24) months after the date on which such termination occurred. In addition, the Company shall pay any bonus earned or accrued up to that date, together with the bonus earned over the last 12 months, both amounts to be paid in monthly installments over a period of twelve (12) months after the date on which such termination occurred (collectively, the "Termination Payment"). In addition, the Employee will be treated for purposes of subparagraph 4(c) (but for no other purpose) as though this Agreement remained in effect for a one year period after termination and will be provided with Outplacement Services for at least a one year period after termination. Upon making the Termination Payment in full and maintaining the benefits under subparagraph 4(c) and the Outplacement Services for the one year period described in the prior sentence, Company shall have no further obligations or liabilities hereunder and Employee shall be released from the restrictions contained in subparagraphs 13(a) and 13(b) hereof.

            (b) For purposes of this Agreement, the term "Change in Control" shall mean any of the following:

                (i) any person (as such term is used in Sections 3(a)(9), 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, a subsidiary of the Company, an employee benefit plan (or related


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trust) of the Company or a direct or indirect subsidiary of the Company, or affiliates of the Company (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (provided that for purposes of this determination, a person shall not be deemed the beneficial owner of securities of which such person has the right to acquire beneficial ownership if such right has not been exercised and such right was acquired directly from the Company); or

                  (ii) the liquidation or dissolution of the Company or the occurrence of a sale of all or substantially all of the assets of the Company to an entity which is not a direct or indirect subsidiary or parent of the Company; or

                  (iii) the occurrence of a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Company as a result of which either (a) the Company does not survive or
(b) pursuant to which shares of the Company common stock ("Common Stock") would be converted into cash, securities or other property, unless, in case of either
(a) or (b), the holders of the Company's Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, (x) more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company surviving, continuing or resulting from such transaction (the "Successor") or (y) beneficially own voting securities in the Successor in substantially the same proportion in which they beneficially owned the Company's Common Stock immediately prior to such transaction; or

                  (iv) the occurrence of a reorganization, merger, consolidation, or similar transaction of the Company, or before any connected series of such transactions, if, upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Company immediately before or at the time of execution of an agreement providing for such transaction or transactions cease to constitute a majority of the Board of Directors of the Company or, in a case where the Company does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

                  (v) any other event which is at any time designated as a "Change in Control" for purposes of this Agreement by a resolution adopted by the Board of Directors of the Company with the affirmative vote of a majority of the


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nonemployee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Employee.

         10. Discharge for Cause. Company may discharge Employee at any time for "Cause" immediately upon written notice by Company to Employee. For purposes of this Agreement, the term "Cause" means (i) the willful failure by Employee to substantially perform his duties or obligations hereunder (other than any such failure resulting from Employee's disability or death and other than breaches of the covenants set forth in Paragraphs 12 and 13 hereof, which events are governed by clause (iv) below), resulting, or reasonably likely to result, in material economic harm to the Company; provided such failure remains uncured for a period of 30 days after written notice describing the same is received by the Employee; provided, further that isolated or insubstantial failure shall not constitute Cause hereunder, (ii) Employee's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any felonious crime or any other offense if it involves money or other property of the Company or any of its subsidiaries; provided, that any such crime or offense results in material injury to the Company, (iii) use of alcohol or any unlawful controlled substance to the extent that it interferes on a continuing and material basis with the performance of Employee's duties under the Agreement or (iv) any material breach by Employee of the terms of Paragraphs 12 and 13 of this Agreement. For purposes of the definition of "Cause" under this Agreement, no act, or failure to act, on Employee's part shall be considered "willful" if it was done, or omitted to be done, in good faith and with reasonable belief that such action or omission was in the best interest of the Company. Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of the resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a meeting of the Board (after notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board prior to its taking such action), finding that in the opinion of the Board, Employee engaged in conduct set forth above in clauses (i)-(iv) above, and specifying the particulars thereof. Upon Employee's termination for Cause by the Company, Employee shall be entitled to receive his Base Salary through the day on which his termination occurs, together with any other compensation and benefits to which Employee may be entitled through the date of termination under applicable plans, programs and agreements of the Company.


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         11. Severance Payments. If this Agreement is terminated pursuant to
Paragraphs 7 or 8 above at any time prior to the expiration of the Initial Term or any Renewal Term, Company shall pay Employee (or his estate, in the event of Employee's death), after such termination, for an additional period of six (6) months after the month in which such termination occurs, additional monthly installments of his then applicable annual Base Salary and upon completion of such six monthly payments, Company shall have no further liabilities or obligations to Employee hereunder, other than with respect to any bonus earned through the date of termination as set forth in Paragraph 4(b) above.

         12. Company Property. All advertising, sales, manufacturers' and other materials or articles or information, including, without limitation, data processing reports, customer sales analyses, invoices, price lists or information, samples, costs, customer lists, supply information, internal business procedures, commission plans, market studies, information concerning pending or contemplated acquisitions or expansion plans of Company or its affiliates (each an "Affiliate") or the existence of negotiations concerning the same, and similar non-public information relating to the internal operations, technical information, processes, procedures, techniques, manufacturing, business plans, policies or practices of Company or its Affiliates, samples, or any other materials or data of any kind furnished to Employee by Company or developed by Employee on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of Company, as shall any other books, documents, lists and records pertaining to the business of Company or its Affiliates (collectively, the "Records"), whether the Records are written, typed, printed, contained on microfilm, computer disc or tape, or are set forth in some other medium of expression. Upon termination of Employee's employment with Company, for any reason, or if Company requests the return of such materials or Records at any time during Employee's employment, Employee shall immediately deliver the same to Company.

         13. Noncompetition, Trade Secrets and Confidentiality

             (a) During the term of this Agreement and for a period of two (2) years after the termination of his employment with Company for any reason whatsoever, Employee shall not directly or indirectly induce or attempt to influence any employee of Company to terminate his or her employment with Company and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the continental United States involved in business activities which


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are the same as, similar to or in competition with business activities carried on by Company, or being definitely planned by Company, at the time of the termination of Employee's employment. However, nothing contained in this Paragraph 13 shall prevent Employee from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or from engaging in the activities described in Exhibit A attached hereto.

            (b) During the term of this Agreement and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company or an Affiliate of Company, any material referred to in Paragraph 12 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Company or its Affiliates or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company or its Affiliates, made known to Employee or learned or acquired by Employee while in the employ of Company.

            (c) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of Company or its Affiliates or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Company or its Affiliates, including developments or expansion of its present field of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare, at Company's expense, and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to


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have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

             (d) Employee acknowledges (i) that the trade secrets and confidential information of Company and its Affiliates relate to the conduct of Company's business, are of independent economic value to Company because they are not generally known and are the subject of efforts by Company to maintain their secrecy, (ii) that the right to maintain the secrecy of the trade secrets and confidential information of Company and its Affiliates constitutes a proprietary right that Company and its Affiliates are entitled to protect, (iii) that the restrictions contained in the foregoing subparagraphs (a), (b) and (c), in view of the nature of the business in which Company and its Affiliates are engaged, are reasonable and necessary in order to protect the legitimate interests of Company, and (iv) that any violation of such restrictions would result in irreparable injuries to Company. Employee therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall have the right to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

             (e) If the period of time, scope of activity, or the area specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Company.

         14. Prior Agreement. Employee represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (c) that he is free and able to execute this Agreement and to enter into employment by Company.


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         15. Miscellaneous.

             (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

             (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

             (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, and may be given by (i) personal delivery, (ii) first-class United States mail, postage prepaid, registered or certified, (iii) overnight delivery service, charges prepaid, or (iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i)-(iii) of this sentence, and will be deemed to have been duly given or made when delivered personally, when mailed first-class, postage prepaid, registered or certified mail, when delivered to the overnight delivery company, charges prepaid, or when sent by electronic transmission, to the respective parties, as follows:

             (i) If to Employee:

                 33 Metacomet Road
                 Farmington, CT  06032

            (ii) If to Company:

                 EPL Technologies, Inc.
                 2 International Plaza, Suite 245
                 Philadelphia, PA 19113
                 Attention:  Chief Executive Officer

             Any party may alter the address to which communications or copies are to be sent by giving notice of such


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change of address in conformity with the provisions of this paragraph for the giving of notice.

             (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee and his heirs and legal representatives. This Agreement and the rights and obligations hereunder shall not be assigned by Employee.

             (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

             (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

             (g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

             (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only and form no part of this Agreement and shall not affect its interpretation.

             (i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

             (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed,


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then the final day shall be deemed to be the next day which is not a Saturday,
Sunday or such holiday.

             (k) Survival. Paragraphs 12 and 13 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                       EPL TECHNOLOGIES, INC.



                                       By:______________________________________
                                             Paul L. Devine
                                             Chairman, President and
                                             Chief Executive Officer




                                       EMPLOYEE


                                       ___________________________________(SEAL)
                                       Bruce M. Crowell

                                    Exhibit A

                          Permitted Business Activities

1.       Manage personal and family investments.

2. Participate in charitable or municipal organizations, not including elected office.

                                    Exhibit B

                                 Bonus Criteria


                         [to be attached within 90 days
                          of the date of the Agreement]